Exhibit 99.1

CONSTELLATION BRANDS ANNOUNCES JIM SABIA AS PRESIDENT, BEER DIVISION

Paul Hetterich assumes role of Chair, Beer Division as part of leadership transition

VICTOR, N.Y., Jan. 24, 2022 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, today announced new responsibilities for two members of its Executive Management Committee, effective immediately. Jim Sabia, who has served as Constellation’s Executive Vice President and Managing Director, Beer Division, since February 2021, will assume the role of Executive Vice President and President, Beer Division with day-to-day general management responsibilities for all U.S. commercial and operations functions related to the company’s beer business. Paul Hetterich will transition from his current responsibilities as Executive Vice President and President, Beer Division to assume the role of Executive Vice President and Chair, Beer Division. In this role, Paul will continue to have responsibility for Constellation’s Beer Operations in Mexico, including ongoing capital projects designed to ensure that the company’s long-term production capacity keeps pace with the growing consumer demand for Constellation’s iconic beer brands.

“Constellation’s beer business has driven unparalleled growth in the industry, and we have bold ambitions to continue to deliver more well into the future,” said Bill Newlands, Constellation’s president and CEO. “A driving force behind this success has been the quality and strength of our overall team, and our strength and continuity of leadership. I look forward to both Jim’s and Paul’s continued partnership with our Executive Management Committee to deliver on our longer-term goals.”

Hetterich added, "I am incredibly proud of what our beer business has achieved over the last several years and I’m confident that together with Jim’s leadership we will continue to guide the strength of our business and the entire beer leadership team though our next phase of growth.”

Sabia joined Constellation Brands in 2007 as Vice President, Marketing for the company’s spirits business. He was promoted to Chief Marketing Officer of Constellation’s Beer Division in 2009 and to Executive Vice President, Chief Marketing Officer for Constellation’s full portfolio across beer, wine, and spirits in 2018. Under Sabia’s leadership, growth trends for the company’s beer portfolio significantly outpaced the U.S. beer market and, upon the assumption of responsibilities for Constellation’s total beverage alcohol portfolio, he played an instrumental role in transforming the company’s wine & spirits business, working to build consumer affinity for its premium portfolio of powerhouse wine and spirits brands. During his tenure as Managing Director, Beer Division, Constellation’s beer brands continued their strong growth trajectory with, most notably, Modelo Especial securing the position of #2 beer brand by dollar sales in the U.S.* (*IRI, Total U.S. – Multi-Outlet + Convenience, 52 weeks ending 1/02/22).

“We have some of the most iconic, consumer-loved brands delivering stellar industry-leading performance,” said Sabia. “I look forward to continuing to work with our best-in-class teams and our executive team to build on our momentum in the marketplace, drive growth within the high-end beer category, and deliver our long-term growth aspirations.”

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, and our high-quality premium wine and spirits brands, including the Robert Mondavi Brand Family, Kim Crawford, Meiomi, The Prisoner Brand Family, SVEDKA Vodka, Casa Noble Tequila, and High West Whiskey.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com Joseph Suarez 773-551-4397 / joseph.suarez@cbrands.com

Jim Sabia	Paul Hetterich
EVP and President, Beer Division	EVP and Chair, Beer Division